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Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution


                                                          For the three months
                                                             ended March 31,
                                                       --------------------------
    (In thousands, except per share data)                  2007         2006
                                                       --------------------------
    Weighted average number of common
      shares outstanding - basic                             30,342       31,688

    Add exercise of options reduced by the
      number of shares that could have been
      purchased with the proceeds of such
      exercise                                                  482          588
                                                       --------------------------
    Weighted average number of common
      shares outstanding - diluted                           30,824       32,276
                                                       ==========================

    Net income                                              $23,570      $26,117

    Basic earnings per share                                  $0.78        $0.82

    Diluted earnings per share                                $0.76        $0.81
